Exhibit 8.2










                                                     _________, 2000

Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

                           Merger of Haven Bancorp, Inc.
                           into Queens County Bancorp, Inc.
                           --------------------------------

Ladies and Gentlemen

         You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Haven Bancorp, Inc. ("Haven"), a Delaware corporation and sole shareholder of CFS Bank, ("CFS Bank"), with and into Queens County Bancorp, Inc. ("Queens"), a Delaware corporation and sole shareholder of Queens County Savings Bank ("Queens Bank"). The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of June 27, 2000, by and between Queens and Haven (the "Agreement"). The Merger and related transactions are described in the [Joint Proxy Statement-Prospectus (the "Proxy Statement") included in Queens' Registration Statement on Form S-4 filed with the Securities and Exchange Commission] in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Agreement or in the Proxy Statement.

         In connection with the opinion expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and of such corporate records of Haven and Queens as we have deemed appropriate. We have also relied, without independent verification, upon the _____ __, 2000 letter of Haven and the ________, 2000 letter of Queens to Thacher Proffitt & Wood containing certain tax representations. We have assumed the absence of changes at the Effective Time of facts existing on the date of the filing of the Registration Statement, that the parties will act, and that the Merger will be effected, in accordance with the Agreement, and that the representations made by Haven and Queens in the foregoing letters are true, correct and complete, and will be true, correct and complete at the Effective Time, without regard to any qualification as to knowledge


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Haven Bancorp, Inc.
_______, 2000                                                             Page 2

or belief. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement, it is our opinion that, for Federal income tax purposes, under current law the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and:

         1. No gain or loss will be recognized by Queens, Queens Bank, Haven or CFS Bank as a result of the Merger;

         2. Except to the extent of any cash received in lieu of a fractional share interest in Queens Common Stock, no gain or loss will be recognized by the stockholders of Haven who exchange their Haven Common Stock for Queens Common Stock pursuant to the Merger;

         3. The tax basis of Queens Common Stock received by stockholders who exchange their Haven Common Stock for Queens Common Stock in the Merger will be the same as the tax basis of Haven Common Stock surrendered pursuant to the Merger, reduced by the amount of any tax basis allocable to a fractional share interest for which cash is received; and

         4. The holding period of Queens Common Stock received by each stockholder in the Merger will include the holding period of Haven Common Stock exchanged therefor, provided that such stockholder held such Haven Common Stock as a capital asset on the Effective Date.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. This opinion is given solely for the benefit of Haven and its stockholders, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent.

                                            Very truly yours,

                                            THACHER PROFFITT & WOOD

                                            By:
                                               --------------------------------